Exhibit 99.1

RESOLUTIONS ADOPTED BY

THE BOARD OF DIRECTORS OF

IBIO, INC.

BY UNANIMOUS CONSENT

IN LIEU OF A MEETING

November 13, 2020

Pursuant to Sections 141(f) and 229 of the Delaware General Corporation Law, we, the undersigned (the “Board”), being all of the Directors of iBio, Inc., a Delaware corporation (the “Corporation”), do hereby waive all notice of the time, place and purposes of a meeting of the Board and unanimously consent to the adoption of the following resolutions:

Ratification of the Grant of Certain Stock Options and Restricted Stock Units

WHEREAS, pursuant to Section §157(c) of the Delaware General Corporation Law (“DGCL”), a board of directors may, by a resolution, authorize an officer of the corporation to do one or both of the following: (i) designate officers and employees of the corporation or of any of its subsidiaries to be recipients of equity incentive awards created by the corporation, and (ii) determine the number of such equity incentive awards to be received by such officers and employees; provided, however, that the resolution so authorizing such officer shall specify the total number of equity incentive awards such officer may so award;

WHEREAS, on January 30, 2020, the Board delegated (the “CEO Delegation”) to the Executive Chairman and Chief Executive Officer of the Corporation (the “Chief Executive Officer”), the authority to grant equity incentive awards under the iBio, Inc. 2018 Omnibus Equity Incentive Plan (the “2018 Equity Incentive Plan”) to employees or other service providers, and to determine all terms of such awards;

WHEREAS, on March 27, 2020, the Corporation, acting via the Chief Executive Officer pursuant to the CEO Delegation, awarded stock option grants and restricted stock units to the individuals and in the amounts listed on Exhibit A attached hereto (such issuance, the “March 2020 Issuance”), pursuant to the terms and conditions of each awardee’s respective stock option grant agreement, stock option grant notice, and/or restricted stock unit agreement (collectively, the “Grant Agreements”) and the 2018 Equity Incentive Plan;

WHEREAS, Section 204 of the DGCL defines a “defective corporate act” as any act or transaction purportedly taken on behalf of a corporation that is, and at the time such act was purportedly taken would have been, within the power of a corporation, but is void or voidable due to a failure of authorization;

WHEREAS, pursuant to Section 204 of the DGCL, no defective corporate act shall be void or voidable solely as a result of a failure of authorization, if ratified pursuant to Section 204 of the DGCL;

WHEREAS, the Board has determined that the March 2020 Issuance is a defective corporate act because, in contravention of the requirements of Section 157(c) of the DGCL, the resolutions of the Board effecting the CEO Delegation did not specify the total number of stock options or restricted stock units the Chief Executive Officer could award;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to approve and ratify the March 2020 Issuance in all respects;

WHEREAS, pursuant to Section 204(c) of the DGCL, the Corporation is not required to submit the ratification to the stockholders for approval; and

WHEREAS, pursuant to Section 204(g) of the DGCL, the Corporation is required to give prompt notice of the ratification to all holders of valid stock, as of a date within 60 days of the adoption of these resolutions, which notice will be deemed to have been given if disclosed in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to §13, §14 or §15(d) of the Securities Exchange Act of 1934 (such notice, the “Notice”).

NOW, THEREFORE BE IT RESOLVED, that, each of the March 2020 Issuances is the defective corporate act to be ratified;

FURTHER RESOLVED, that the nature of the failure of proper authorization in respect of the March 2020 Issuances is the failure of the resolutions of the Board effecting the CEO Delegation to specify the total number of stock options or restricted stock units the Chief Executive Officer could award in accordance with Section 157 of the DGCL;

FURTHER RESOLVED, that pursuant to Section 204 of the DGCL, the Board hereby authorizes, ratifies and approves the March 2020 Issuances, and the stock options and restricted stock units of the Corporation granted thereunder are authorized, ratified and approved in all respects, subject to the terms and conditions of each award’s respective Grant Agreement and the 2018 Equity Incentive Plan and shall be considered validly issued, fully paid and non-assessable as of March 20, 2020; and be it

FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to file pursuant to §13, §14 or §15(d) of the Securities Exchange Act of 1934 a Notice disclosing the ratification; and be it

General Authority

Further Resolved, that the officers of the Corporation (the “Authorized Officers”), be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take or cause to be taken any and all such further actions, to execute and deliver or cause to be executed and delivered all such other documents, certificates, instruments and agreements, and to make such filings, with the SEC or otherwise, in the name and on behalf of the Corporation, to incur and pay all such fees and expenses and to engage in such acts as they shall in their judgment determine to be necessary, desirable or advisable in order to carry out fully the intent and purposes of the foregoing resolutions and the execution by the Authorized Officers of any such documents, certificates, instruments or agreements or the payment of any such fees and expenses or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor and the approval of the documents, certificates, instruments and agreements so executed, the expenses so paid, the filings so made and the actions so taken; and be it

Further Resolved, that any and all actions heretofore taken by any officer, representative or director of the Corporation in connection with any matter referred to or contemplated in any of the foregoing resolutions are hereby approved, ratified and confirmed in all respects as the act and deed of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed these resolutions adopted by the Board of Directors of iBio, Inc. by Unanimous Consent in Lieu of a Meeting, as of the date first written above.

BOARD OF DIRECTORS:

/s/ Thomas F. Isett
Thomas F. Isett

/s/ Glenn Chang
Glenn Chang

/s/ Gen. James (“Tom”) Hill
Gen. James (“Tom”) Hill

/s/ Robert Kay
Robert Kay

/s/ John McKey, Jr.
John McKey, Jr.

/s/ Dr. Alexandra Kropotova
Dr. Alexandra Kropotova

/s/ Dr. Linda Armstrong
Dr. Linda Armstrong

/s/ Gary Sender
Gary Sender

/s/ Seymour Flug
Seymour Flug

[Signature Page to Board Resolutions of iBio, Inc. – Ratification of Options]

EXHIBIT A

MARCH 2020 ISSUANCE

Employee Participant ID	ISOs	RSUs
50029	205,000	9,500
50041	205,000	9,500
50089	91,000	4,000
50085	80,000	3,000
50087	30,000	1,200
50044	11,000	500
50077	15,000	500
50047	30,000	1,500
50032	35,000	1,500
50071	20,000	900
50073	9,000	400
50074	6,300	300
50075	9,000	500
50035	25,000	1,000
50076	13,000	500
50078	4,000	200
50079	11,000	500
50080	6,000	300
50081	10,000	500
50040	10,000	400
50064	1,000	200
50043	1,000	500
50009	7,000	500
50082	13,000	600
50083	7,000	300
50084	5,000	200
50086	8,000	350
50088	8,000	350
50066	13,000	550
50067	6,300	300
50053	7,300	300
50068	6,400	300